Exhibit 10.1

SOFTBRANDS, INC.

SERIES D CONVERTIBLE PREFERRED STOCK
AND WARRANT PURCHASE AGREEMENT

Dated as of
August 14, 2006

i

4.29	No Integrated Offering	26
4.30	Private Placement	26
4.31	Questionable Payments	26
4.32	Internal Controls	26
4.33	Use of Proceeds	27
4.34	Customers and Suppliers.	27
4.35	Non-Material Subsidiaries	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		27

5.1	Authorization and Enforceability	27
5.2	Government Approvals	28

ARTICLE VI COMPLIANCE WITH SECURITIES LAWS		28

6.1	Investment Intent of the Purchasers	28
6.2	Status of Series D Shares and Warrants	28
6.3	Sophistication and Financial Condition of Purchasers	28
6.4	Transfer of Series D Shares, Warrants and Conversion Shares.	28

ARTICLE VII CONDITIONS PRECEDENT		30

7.1	Conditions to Obligations of ABRY at the Initial Closing	30
7.2	Conditions to Obligations of the Company	32

ARTICLE VIII COVENANTS OF THE COMPANY		32

8.1	Restricted Actions	32
8.2	Required Actions	34
8.3	Information Rights	36
8.4	Access Rights	37
8.5	Right of First Refusal.	37
8.6	Board Representation.	39
8.7	Appointment Right.	39
8.8	Default Interest	41
8.9	Rights Plan	42
8.10	Confidentiality	42

ARTICLE IX INDEMNIFICATION		42

9.1	Survival and Indemnification	42

ARTICLE X GENERAL PROVISIONS		43

10.1	Public Announcements	43
10.2	Successors and Assigns	43
10.3	Entire Agreement	43
10.4	Notices	43
10.5	Purchasers’ Fees and Expenses	44
10.6	Amendment and Waiver	45

ii

10.7	Counterparts	45
10.8	Headings; Construction	45
10.9	Specific Performance	45
10.10	Remedies Cumulative	45
10.11	GOVERNING LAW	45
10.12	JURISDICTION, WAIVER OF JURY TRIAL, ETC.	45
10.13	No Third Party Beneficiaries	46
10.14	Severability	46
10.15	Time of the Essence; Computation of Time	46
10.16	Consideration for Preferred Stock and Warrants	46

iii

SERIES D CONVERTIBLE PREFERRED STOCK
AND WARRANT PURCHASE AGREEMENT

THIS SERIES D CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is dated as of August 14, 2006 between SoftBrands, Inc., a Delaware corporation (the “Company”), ABRY Mezzanine Partners, L.P., a Delaware limited partnership (“ABRY”) and, to the extent it exercises the Purchase Option (as defined herein), Capital Resource Partners IV, L.P., a Delaware limited partnership (“CRP”).  Each of ABRY and, to the extent it exercises the Purchase Option, CRP, is referred to herein as a “Purchaser” and collectively, as the “Purchasers”.

The Purchasers purchased Series C Shares from the Company pursuant to that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 17, 2005 (as amended, modified or restated from time to time, the “Series C Purchase Agreement”).

The Purchasers desire to purchase from the Company, and the Company desires to sell and issue to the Purchasers, up to 6,000 shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share, and warrants to purchase shares of the Company’s common stock, par value $0.01 per share (including any associated Rights as defined in and issued pursuant to the Rights Agreement (as defined herein), the “Common Stock”).

In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions; Interpretation.

(a)           For purposes of this Agreement, the following terms have the indicated meanings:

“ABRY” has the meaning set forth in the preamble hereof.

“ABRY Exercise Notice” has the meaning set forth in Section 3.2 hereof.

“Accrued Amount” means, for any Series D Share at any time, the Liquidation Value, plus all Unpaid Dividends thereon.

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, where “control” means the possession of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 8.1(f) hereof.

“Agreement” has the meaning set forth in the preamble hereof.

“AMEX” means the American Stock Exchange LLC.

“Appointment Right” has the meaning set forth in Section 8.7(a) hereof.

“Appointment Notice” has the meaning set forth in Section  8.7(a) hereof.

“Board of Directors” means the board of directors of the Company.

“Capital Lease” means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

“Claim” means any action, claim, lawsuit, demand, suit, charge, complaint, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, official action, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing Fee” has the meaning set forth in Section 10.5 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereof.

“Common Stock Equivalents” means any capital or securities (other than options) directly or indirectly convertible into or exchangeable for Common Stock.

“Company” has the meaning set forth in the preamble hereof.

“Company Counsel” has the meaning set forth in Section  8.7(a) hereof.

“Company Group” means, collectively, the Company and the Company Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 4.16 hereof.

“Company Products” has the meaning set forth in Section 4.16 hereof.

“Company Reports” has the meaning set forth in Section 4.5(a) hereof.

“Company Sale” means a transaction (whether in one or a series of related transactions) pursuant to which a Person or Persons (a) acquire (whether by merger, amalgamation, consolidation, recapitalization, reorganization, redemption, transfer or issuance of Equity Securities or otherwise) Equity Securities of the Company (or any surviving or resulting corporation) possessing the voting power to elect a majority of the Board of Directors (or such surviving or resulting corporation), (b) acquire assets constituting all or substantially all of the assets of the Company Group or (c) merge or consolidate (or agree to merge or consolidate) with or into any member of the Company Group (other than in a merger involving only the Company and one of its Wholly-Owned Subsidiaries or, to the extent the Company is the surviving company and the rights of the holders of the Securities under this Agreement and the Related Documents are not adversely affected thereby, or in connection with an acquisition of another company or business which has been approved by the Board of Directors).

“Company Subsidiaries” means all direct and indirect Subsidiaries of the Company.

“Compliance Remedy Event” means:

(a)           the breach by the Company Group or failure to perform or observe in any material respect any covenant or agreement set forth in Section 5C of the Series D Preferred Stock Certificate of Designation;

(b)           the breach by the Company Group or failure to perform or observe in any material respect any covenant or agreement set forth in Section 8.1, 8.2(a), 8.2(f), 8.2(i), 8.2(j), 8.4, 8.5 or 8.6 of this Agreement;

(c)           a Material Adverse Effect that occurs within 18 months of this Agreement and the cause of such Material Adverse Effect breaches any representation or warranty made by the Company or any Subsidiary thereof in Section 4.3, 4.5, 4.9, 4.10, 4.16, 4.20, 4.23, 4.25 or 4.27 of this Agreement as of the date made; or

(d)           a “Compliance Remedy Event” as defined in the Series C Purchase Agreement.

“Conversion Shares” has the meaning set forth in Section 4.2(b) hereof.

“CRP” has the meaning set forth in the preamble hereof.

“CRP Exercise Notice” has the meaning set forth in Section 3.2 hereof.

“CRP Fee” has the meaning set forth in Section 10.5.

“Current Balance Sheet” has the meaning set forth in Section 4.6(b) hereof.

“Disclosure Schedules” has the meaning set forth in Article IV hereof.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Security” means (a) any capital stock or other equity security, or ownership interests (including limited liability company, partnership and joint venture interests), (b) any security directly or indirectly convertible into or exchangeable for any capital shares or other equity security or security containing any profit participation features, (c) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital shares, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital shares or other equity security or security containing profit participation features or (d) any share appreciation rights, phantom share rights or other similar rights.

“ERISA” has the meaning set forth in Section 4.18 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” has the meaning set forth in Section 8.5(a) hereof.

“EULAs” has the meaning set forth in Section 4.15(a)(x) hereof.

“Evaluation Date” has the meaning set forth in Section 4.32 hereof.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financial Statements” has the meaning set forth in Section 4.5(b) hereof.

“Fully-Diluted Common Stock” has the meaning set forth in Section 8.5 hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied; provided, that for the purpose of performing the calculation in Section 8.1(c) hereof, references to GAAP shall be to such principles as in effect on the Initial Closing Date.  All accounting terms used herein without definition shall be used as defined under GAAP.

“Governmental Agency” means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

“Guarantee” means any guarantee of the payment or performance of any indebtedness or other obligation and any other arrangement whereby credit is extended to one or more obligor on the basis of any promise of such Person, whether that promise is expressed in terms of any obligation owned by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency of general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the Ordinary Course of Business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (including margin debt), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Company or any of its Subsidiaries where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP and (l) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 9.1 hereof.

“Indemnitees” has the meaning set forth in Section 9.1 hereof.

“Intellectual Property” means and includes (a) all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights, domain name rights, similar rights, and related goodwill; (iii) trade secret rights and rights in confidential information; (iv) patent and industrial property rights; (v) privacy and publicity rights; and (vi) all other intellectual property rights and proprietary rights of every kind and nature including database rights; (b) all patents, registrations, renewals, extensions, combinations, divisions, reissues of, applications for, and other filings related to, any of the foregoing; (c) all claims and rights in and to any of the foregoing; and (d) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) including information.

“Initial Closing” has the meaning set forth in Section 3.1 hereof.

“Initial Closing Date” has the meaning set forth in Section 3.1 hereof.

“Initial Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Investment Bank” has the meaning set forth in Section 8.7(a) hereof.

“Investor Director” means the Series C Director (as defined in the Series C Purchase Agreement); provided, that if at any time the Series C Director is not a member of the Board of Directors, the term “Investor Director” shall mean the member of the Board of Directors elected by the holders of a majority of the shares of Underlying Common Stock as contemplated by Section 5B of the Series D Preferred Stock Certificate of Designation.

“IRS” means the Internal Revenue Service.

“Knowledge” when used with respect to the Company means the actual knowledge of George H. Ellis, Randal Tofteland and Gregg A. Waldon, in each case, after reasonable investigation.

“Liability” means any liability, loss, expense or obligation of whatever kind or nature (whether known or unknown, whether assert or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for Taxes.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidation Value” means, with respect to any Series D Share, $1,000.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case (i) averaged over a period of 30 days consisting of the day as of which “Market Price” is being determined and the 29 consecutive Business Days prior to such day, and (ii) averaged on a volume-weighted basis based on the trading volume for each such Business Day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, or if at any time this Agreement requires the determination of the Market Price of any asset which does not constitute a security, the “Market Price” shall be the fair value of such security or asset determined jointly by the Company and the holders of a majority of the Underlying Common Stock.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Underlying Common Stock.  The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

“Material Acquisition” means an acquisition of assets or equity of another Person or group of related Persons or of any facility, division or product line and/or business operated by any Person involving consideration paid by members of the Company Group, or Indebtedness assumed by members of the Company Group, in the aggregate exceeding $5,000,000.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries taken as a whole.

“Material Contracts” has the meaning set forth in Section 4.15.

“Material Subsidiaries” means SoftBrands Manufacturing, Inc., a Minnesota corporation, Fourth Shift Asia Computer Corp. (China) Ltd., a company organized under the laws of China, SoftBrands Europe Limited, a company organized under the laws of the United Kingdom and SoftBrands Research PVT. Ltd., a company organized under the laws of India.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.6 hereof.

“NASDAQ” means the NASDAQ National Market, Inc.

“Non-Material Subsidiaries” means all of the Subsidiaries of the Company other than the Material Subsidiaries.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Payment Remedy Event” means (i) the failure of the Company to pay in full any dividends, Series D Liquidation Preference or Series D Redemption Price (or any amount otherwise owing hereunder) to the holders of the Series D Preferred Stock as and when and in the form required to be paid hereunder or under the Series D Preferred Stock Certificate of Designation, or (ii) a “Payment Remedy Event” as defined in the Series C Purchase Agreement.

“Permitted Acquisition” means any acquisition of assets or equity of another Person or group of related Persons or of any facility, division or product line and/or business operated by any Person that is not a Material Acquisition or that is approved by the Board of Directors, including the written consent of the Investor Director.

“Permitted Affiliate Transaction” means any Affiliate Transaction (a) entered into by the Company Group with its employees in the Ordinary Course of Business as part of a customary employment relationship, (b) entered into pursuant to the Stock Option Plan or (c) entered into with any Purchaser in connection with the transaction contemplated by this Agreement.

“Permitted Lien” means:

(a)           Liens existing on the Initial Closing Date and securing indebtedness of the Company and its Subsidiaries to the extent such indebtedness is disclosed on the Most

Recent Balance Sheet Date or incurred since such date in the Ordinary Course of Business;

(b)           Liens imposed by Governmental Agencies for Taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)           statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the Ordinary Course of Business; provided, that (A) the underlying obligations are not overdue for a period of more than 60 days, or (B) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)           easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or minor imperfections of title which, in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company Group) or interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole; and

(e) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security legislation.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Plan” has the meaning set forth in Section 4.18 hereof.

“Purchase Option” has the meaning set forth in Section 3.2 hereof.

“Purchaser Expenses” has the meaning set forth in Section 10.5 hereof.

“Purchasers” has the meaning set forth in the preamble hereof.

“Ratio” has the meaning set forth in Section 8.1(c) hereof.

“Redemption Notice” has the meaning set forth in the Series D Preferred Stock Certificate of Designation.

“Redemption Period” has the meaning set forth in Section 8.7(d).

“Rejected Sale” has the meaning set forth in Section 8.7(c) hereof.

“Related Documents” means all documents, certificates and instruments to be executed or adopted by the Company in connection herewith, including the Series D Preferred Stock Certificate of Designation, the certificates evidencing the Series D Shares, the Warrants and the Second Amended and Restated Investor Rights Agreement.

“Remedy Event” means a Compliance Remedy Event or a Payment Remedy Event.

“Requisite Purchasers” means the Purchasers holding a majority of the number of shares of Underlying Common Stock.

“Rights Agreement” means the Rights Agreement by and between the Company and Wells Fargo Bank Minnesota, National Association, dated November 26, 2002.

“Rights Plan” means that certain Rights Plan in effect pursuant to the Rights Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement between the Company and the Purchasers, substantially in the form of Exhibit C hereto.

“Securities” has the meaning set forth in Section 6.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Facility” has the meaning set forth in Section 8.1(c) hereof.

“Series A Shares” means the Company’s Series A Preferred Stock, par value $0.01 per share.

“Series B Shares” means the Company’s Series B Convertible Preferred Stock, par value $0.01 per share.

“Series C Shares” means the Company’s Series C Convertible Preferred Stock, par value $0.01 per share.

“Series C Purchase Agreement” has the meaning set forth in the recitals.

“Series D Liquidation Preference” has the meaning set forth in the Series D Preferred Stock Certificate of Designation.

“Series D Preferred Stock Certificate of Designation” means the Certificate of Designation designating the rights and preferences of the Series D Shares adopted by the Board of Directors, filed with the Secretary of State of the State of Delaware, as substantially in the form set forth in Exhibit A attached hereto.

“Series D Redemption Price” has the meaning set forth in the Series D Preferred Stock Certificate of Designation.

“Series D Shares” means the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company having the rights, designations and preferences as set forth in the Series D Preferred Stock Certificate of Designation.

“Shrinkwrap Agreements” has the meaning set forth in Section 4.15(a)(x) hereof.

“Stock Option Plan” means the capital stock plan for the benefit of the Company’s officers, employees or directors which is in effect on the date hereof and has been approved by the Board of Directors.

“Subsequent Closing” has the meaning set forth in Section 3.3 hereof.

“Subsequent Closing Date” has the meaning set forth in Section 3.3 hereof.

“Subsequent D Shares” has the meaning set forth in Section 2.1 hereof.

“Subsequent Purchase Price” has the meaning set forth in Section 3.3 hereof.

“Subsequent Purchaser” has the meaning set forth in Section 3.2 hereof.

“Subsequent Warrants” has the meaning set forth in Section 2.1 hereof.

“Subsidiary” means any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company.  For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Underlying Common Stock” means (a) the Common Stock issued or issuable upon conversion of the Series D Shares, (b) the Common Stock issued or issuable upon exercise of the Warrants and (c) any Common Stock issued or issuable with respect to the securities referred to in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  For purposes of this Agreement, any Person who holds any Series D Shares or Warrants shall be deemed to be the holder of the Underlying Common Stock issuable upon the conversion of such Series D Shares and upon the exercise of such Warrants, regardless of any restriction or limitation on the exercise of such Series D Shares or Warrants and such Underlying Common Stock shall be deemed to be in existence and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder.

“Unpaid Dividends” means, with respect to any Series D Share, as of any date of determination, the accumulated dividends and accrued and unpaid but not yet accumulated dividends that have accumulated or accrued on such Series D Share in accordance with Section 2 of the Series D Preferred Stock Certificate of Designation from the date of issuance of such Series D Share through and including such date of determination.

“Warrants” has the meaning set forth in Section 3.1 hereof.

“Warrant Shares” has the meaning set forth in Section 4.2(a) hereof.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

(b)           The words “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.  The use of the word “including” or any variation or derivative thereof in this Agreement or in any Related Document is by way of example rather than by limitation.

ARTICLE II
ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS

2.1          Number of Series D Shares, Warrants and Initial Purchase Price.  On the terms and subject to the conditions of this Agreement (a) at the Initial Closing, the Company shall issue and sell to ABRY, and ABRY shall purchase from the Company, 5,000 Series D Shares and Warrants to purchase 333,333 shares of Common Stock on the terms and subject to the conditions set forth herein, for an aggregate purchase price of $5,000,000 (the “Initial Purchase Price”) and (b) at the Subsequent Closing, the Company shall issue and sell to the Subsequent Purchasers, and the Subsequent Purchasers shall purchase from the Company, up to an aggregate of 1,000 Series D Shares (the “Subsequent D Shares”) and Warrants to purchase 66,667 shares of Common Stock (the “Subsequent Warrants”) on the terms and subject to the conditions set forth therein, for the Subsequent Purchase Price applicable to each such Subsequent Purchaser as set forth in Section 3.3 hereof.

ARTICLE III
CLOSING; CLOSING DELIVERIES

3.1          Initial Closing.

(a)           Initial Closing.  The initial closing of the transactions contemplated hereby (the “Initial Closing”) shall take place at 10:00 a.m. on August 14, 2006, at the offices of Kirkland & Ellis LLP, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto.  The date upon which the Initial Closing occurs is referred to herein as the “Initial Closing Date.”

(b)           Payment for and Delivery of Series D Shares and Warrants.  At the Initial Closing, the Company shall issue and deliver to ABRY (i) a stock certificate duly executed and registered in ABRY’s name evidencing ownership of the Series D Shares, and (ii) the warrants described in Section 2.1 above, duly executed in favor of ABRY and substantially in the form attached as Exhibit B hereto (together with any common stock purchase warrant issued in substitution or exchange thereof, the “Warrants”), in each case against payment by ABRY of the Initial Purchase Price by wire transfer of immediately-available funds to the account designated by the Company.

3.2          Purchase Option.  The Company hereby grants to CRP an option (the “Purchase Option”) to purchase all or a portion of the Subsequent D Shares together with Subsequent Warrants to purchase 66 2/3 shares of Common Stock (rounded to the nearest whole shares) for each Subsequent D Share purchased, at a price of $1,000 per Subsequent D Share.  The Purchase Option shall be exercisable at any time that is on or prior to September 4, 2006 as follows:

(a)           If CRP determines that it would like to exercise the Purchase Option, then CRP shall send a written notice to the Company and ABRY indicating its interest in exercising the Purchase Option (“CRP Exercise Notice”) at any time prior to September 4, 2006.  The CRP Exercise Notice shall indicate the number of Subsequent D Shares and the corresponding number of Warrants to be purchased by CRP.

(i)            If CRP exercises the Purchase Option on or prior to September 4, 2006 and delivers a CRP Exercise Notice that indicates that it has elected to purchase 100% of the Subsequent D Shares and the corresponding number of Warrants, then CRP shall be obligated to purchase all of the Subsequent D Shares and the corresponding number of Warrants as set forth in the CRP Exercise Notice in exchange for the Subsequent Purchase Price at the Subsequent Closing in accordance with Section 3.3 below.  If CRP purchases the Subsequent D Shares and the corresponding number of Warrants pursuant this Section 3.2(a)(i), CRP shall be deemed to be the “Subsequent Purchaser” for purposes of Section 3.3 below and a “Purchaser” for all purposes of this Agreement as if it had executed the same.

(ii)           If CRP exercises the Purchase Option on or prior to September 4, 2006 and delivers a CRP Exercise Notice that indicates that it has elected to purchase less than 100% of the Subsequent D Shares and the corresponding number of Warrants, then (A) CRP shall be obligated to purchase the number of Subsequent D Shares and the corresponding number of Warrants as set forth in the CRP Exercise Notice in exchange for the Subsequent Purchase Price at the Subsequent Closing in accordance with Section 3.3 below and (B) ABRY may elect to purchase all or a portion of the balance of the Subsequent D Shares and the corresponding number of Warrants by delivering written notice (“ABRY Exercise Notice”) of such election to the Company as soon as practical after ABRY’s receipt of the CRP Exercise Notice.  If ABRY elects to purchase any such the Subsequent D Shares and the corresponding number of Warrants, ABRY shall deliver an ABRY Exercise Notice, indicating the number of Subsequent D Shares and the corresponding number of Warrants to be purchased by ABRY.  Upon delivery of the ABRY Exercise Notice, ABRY shall be obligated to purchase the number of the Subsequent D Shares and the corresponding number of Warrants as set forth in the ABRY Exercise Notice in exchange for the Subsequent Purchase Price at the Subsequent Closing in accordance with Section 3.3 below.  If CRP and/or ABRY purchase any Subsequent D Shares and the corresponding number of Warrants pursuant this Section 3.2(a)(ii), each of CRP and/or ABRY shall be deemed to be a “Subsequent Purchaser” for purposes of Section 3.3 below.

(b)           If CRP does not exercise the Purchase Option on or prior to September 4, 2006 by failing to deliver a CRP Exercise Notice or by delivering a notice indicating that CRP is not exercising the Purchase Option, then (i) the Purchase Option shall terminate and (ii) ABRY may elect to purchase all or a portion of the Subsequent D Shares and the corresponding number of Warrants by delivering an ABRY Exercise Notice to the Company as soon as practical after CRP indicates that it is not exercising the Purchase Option.  Upon ABRY’s delivery of the ABRY Exercise Notice, ABRY shall be obligated to purchase the number of the Subsequent D Shares and the corresponding number of Warrants as set forth in the ABRY Exercise Notice in exchange for the Subsequent Purchase Price at the Subsequent Closing in accordance with Section 3.3 below.  If ABRY purchases any Subsequent D Shares and the corresponding number of Warrants pursuant this Section 3.2(b), ABRY shall be deemed to be the “Subsequent Purchaser” for purposes of Section 3.3 below.

3.3          Subsequent Closing and Subsequent Purchase Price.

(a)           Subsequent Closing.  The subsequent closing of the transactions contemplated hereby (the “Subsequent Closing”) shall take place at 10:00 a.m. on September 8, 2006, at the offices of Kirkland & Ellis LLP, New York, New York or at such other time, place and/or date as shall be agreed upon by the Company and the Subsequent Purchaser.  The date upon which the Subsequent Closing occurs is referred to herein as the “Subsequent Closing Date.”

(b)           Payment for and Delivery of Series D Shares and Warrants.  At the Subsequent Closing, the Company shall issue and deliver to each Subsequent Purchaser (i) a stock certificate duly executed and registered in the name of such Subsequent Purchaser evidencing ownership of the Series D Shares, and (ii) the Warrants described in Section 2.1 above, duly executed in favor of such Subsequent Purchaser, in each case, against payment by each Subsequent Purchaser of an amount equal to (A) the number of Subsequent D Shares set forth in the CRP Exercise Notice or the ABRY Exercise Notice, as applicable to such Subsequent Purchaser, multiplied by (B) $1,000 (the “Subsequent Purchase Price”) payable by wire transfer of immediately-available funds to the account designated by the Company, and together, in the case of CRP, with appropriate counterpart signature pages to this Agreement and acknowledgements that its purchase is subject to the obligations hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser that, except as set forth on the disclosure schedules attached hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Initial Closing.  The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsection in this Article IV to the extent the applicability of such disclosure to the representation and warranty in this Article IV corresponding to such other section is reasonably apparent from such disclosure; provided that nothing set forth on any schedule shall be deemed adequate to disclose an exception to a representation and warranty in this Article IV unless the applicable Disclosure Schedule identifies the exception with reasonably particularity and describes the relevant facts in reasonable detail.

4.1          Existence; Qualification; Subsidiaries.  Each of the Company and each Material Subsidiary was duly organized, is validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or formed and has full power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.  The copies of the Certificate of Incorporation and by-laws of the Company and all amendments thereto and certificates of designation filed in connection therewith are attached hereto as Exhibit D and are true, correct and complete copies of such documents.  Each of the Company and each Material Subsidiary is licensed or qualified as a foreign corporation and is in good standing in all jurisdictions where such Person is required to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  Schedule 4.1 lists all Subsidiaries of the Company and their respective jurisdictions of incorporation or formation.  Except as set forth on Schedule 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity.  All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens, except Permitted Liens.

4.2          Authorization and Enforceability; Issuance of Shares.

(a)           The Company has full power and authority and has taken all required corporate and other action necessary to authorize it to execute and deliver this Agreement and the Related Documents and to perform the terms hereof and thereof and to issue and deliver the Series D Shares, the Conversion Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and none of such actions will (i) violate or conflict with any provision of the Certificate of Incorporation of the Company, the by-laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Common Stock is listed, (ii) result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which any member of the Company Group is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement or (iii) result in or constitute a “change of control” under any agreement, instrument or understanding to which any member of the Company Group is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement or any Related Document.  This Agreement and each of the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

(b)           The Series D Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens (other than, with respect to any Purchaser, any restrictions on transfer under state and/or federal securities laws or Liens created by such Purchaser or under this Agreement or any Related Document).  The Warrants have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued and will be free of any Liens (other than, with respect to any Purchaser, any restrictions on transfer under state and/or federal securities laws or Liens created by such Purchaser or under this Agreement or any Related Document).  When issued, the shares of Common Stock issuable upon conversion of the Series D Shares in accordance with the terms of the Series D Preferred Stock Certificate of Designation (the “Conversion Shares”) and the Warrant Shares when issued upon due exercise of the Warrant will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than, with respect to any Purchaser, any restrictions on transfer under state and/or federal securities laws or Liens created by such Purchaser or under this Agreement or any Related Document).  The Conversion Shares and the Warrant Shares have been duly reserved for issuance upon the conversion of the Series D Shares or exercise of the Warrants, as the case may be.  Neither the issuance and delivery of the Series D Shares or Warrants nor the issuance and delivery of any Conversion Shares or Warrant Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person.

4.3          Capitalization.

(a)           Schedule 4.3 sets forth as of the date hereof, and upon the acceptance for filing of the Series D Preferred Stock Certificate of Designation, (i) the authorized capital stock of the Company; (ii) the number of shares of capital stock issued and outstanding; (iii) the number of shares of capital stock issuable pursuant to options or other rights outstanding under the Stock Option Plan and (iv) the number of shares of capital stock issuable and reserved for issuance pursuant to Equity Securities (other than the Series D Shares, the Warrants and options or other rights outstanding under the Stock Option Plan) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company.  All of the issued and outstanding shares of the Company’s and each Subsidiary’s Equity Securities have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties.  Except as described on Schedule 4.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any Equity Securities of the Company or any Company Subsidiary.  Except as described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any Equity Securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any Equity Securities of any kind.  Except as described on Schedule 4.3 and except for the Amended and Restated Investor Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company or any Company Subsidiary and any of the securityholders of the Company or any Company Subsidiary relating to the securities of the Company or any Company Subsidiary held by them.  Except as described on Schedule 4.3, no Person has the right to require the Company or any Company Subsidiary to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company or any Company Subsidiary for its own account or for the account of any other Person.

(b)           The issuance and sale of the Series D Shares and the Warrants hereunder will not obligate the Company to issue any Equity Securities to any other Person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(c)           Except for the Rights Plan, the Company does not have outstanding stockholder purchase rights or a “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.  The issuance and sale of the Securities hereunder will not trigger any of the provisions of the Rights Plan.

4.4          Private Sale; Voting Agreements.  Assuming the accuracy of each Purchaser’s representations contained herein, neither the offer, sale and issuance of the Series D Shares and Warrants hereunder nor the issuance and delivery of any Conversion Shares or Warrant Shares (assuming that the Conversion Shares and Warrant Shares are issued to such Purchaser) requires registration under the Securities Act or any state securities laws.

4.5          SEC Reports; Financial Statements.

(a)           The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 15, 2005 (assuming, for the purposes of this Section 4.5, the Company has been subject to the filing requirements of the Exchange Act since March 15, 2005), and has made available to the Purchasers in the form filed with the SEC (i) its Form 10-K filed December 20, 2005 and (ii) all other forms, reports and other registration statements filed by the Company with the SEC after March 15, 2005 and before the Initial Closing Date, including the Form 10-Q for the quarter ended March 31, 2006 (the forms, reports and other documents referred to in clauses (i) and (ii) above, together with any amendments or supplements thereto being referred to herein, collectively, as the “Company Reports”).  Regardless of whether the Company Reports were required to be filed under the Securities Act or Exchange Act, the Company Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not as subsequently amended contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary is required to file reports with the SEC under Section 13 or 15(d) of the Exchange Act.

(b)           Each of the financial statements (including any notes thereto) contained in the Company Reports and the unaudited consolidated balance sheet of the Company as of June 30, 2006 and the related statements of changes in stockholders’ equity and comprehensive loss for the nine-month period then ended (collectively, the “Financial Statements”), complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects (subject to, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which are material individually or in the aggregate) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company Group as at the respective dates thereof and for the respective periods indicated therein.  As of the dates of the Financial Statements, the Company had no Indebtedness or other Liability, which was not reflected or reserved against in the balance sheets thereto which are part of the Financial Statements, except for (i) Liabilities incurred in the Ordinary Course of Business subsequent to March 31, 2006 and (ii) Liabilities incurred under contracts entered into in the Ordinary Course of Business and not required under GAAP to be reflected in the Financial Statements.

4.6          Absence of Certain Changes.  Except as set forth on Schedule 4.6, since March 31, 2006 (the “Most Recent Balance Sheet Date”), no member of the Company Group has:

(a)           incurred any Liabilities other than current Liabilities incurred, or Liabilities under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $350,000;

(b)           paid, discharged or satisfied any Claim, Lien or Liability, other than any Claim, Lien or Liability (A) reflected or reserved against on the balance sheet contained in the Financial Statements as of the Most Recent Balance Sheet Date (the “Current Balance Sheet”) and paid, discharged or satisfied in the Ordinary Course of Business or (B) incurred since the Most Recent Balance Sheet Date and paid, discharged or satisfied, in each case in the Ordinary Course of Business;

(c)           except as contemplated by this Agreement or any Related Document, made any change or amendments to its Certificate of Incorporation or by-laws or material change to any material contract or arrangement by which it is bound or which any of its assets or properties are subject;

(d)           exclusively licensed any material Company Intellectual Property to any Person;

(e)           permitted any of its material assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

(f)            written off as uncollectible any accounts receivable other than (i) in the Ordinary Course of Business or (ii) for amounts not greater than $350,000;

(g)           terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any Material Contract, license or permit;

(h)           suffered any damage, destruction or loss (whether or not covered by insurance) to any assets or properties of the Company Group which in the aggregate exceeds $350,000;

(i)            made any loan (other than intercompany advances) to any other Person (other than advances to employees in the Ordinary Course of Business) which exceed $100,000 individually or $200,000 in the aggregate;

(j)            canceled, waived or released any debt, claim or right in an amount or having a value exceeding $350,000;

(k)           other than a Permitted Affiliate Transaction, paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business;

(l)            declared, set aside, or paid any dividend or distribution with respect to any Equity Security or redeemed, purchased or otherwise acquired any Equity Security;

(m)          other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

(n)           made any change in any method of accounting or any material change in any accounting practice;

(o)           failed to maintain, or permitted the loss, lapse or abandonment of, any material Company Intellectual Property;

(p)           to the Knowledge of the Company, suffered or caused any other occurrence, event or transaction known to the Company which, individually or together with each other occurrence, event or transaction, has had or could reasonably be expected to have a Material Adverse Effect; or

(q)           agreed, in writing or otherwise, to any of the foregoing.

4.7          Litigation.  Except as set forth on Schedule 4.7, there are no Claims pending or, to the Knowledge of the Company, threatened against or affecting the Company or any other member of the Company Group at law or in equity, or before or by any Governmental Agency (including any Claim with respect to the transactions contemplated by this Agreement and the Related Documents), which if determined adversely to the Company would have a Material Adverse Effect, and, to the Knowledge of the Company, there is no basis for any such Claim (in each case, other than any Claim or Claims not pending and, to the Knowledge of the Company, not threatened against or affecting the Company or any of its Subsidiaries as of the Initial Closing Date).  Neither the Company nor any member of the Company Group is subject to any judgment, order or decree of any court or other Governmental Agency (other than any such item that is not in effect as of the Initial Closing Date and that could not reasonably be expected to have a Material Adverse Effect).  Neither the Company nor any other member of the Company Group has received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability that would have a Material Adverse Effect.

4.8          Licenses, Compliance with Law, Other Agreements, Etc.  The Company has, directly or through members of the Company Group, all material franchises, permits, licenses and other rights necessary to conduct its business and is not in violation in any material respect of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any Material Contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation, except where the failure to have any such franchise, permit or license or any such violation would not in the aggregate be expected to have a Material Adverse Effect.  Each of the Company and each other member of the Company Group are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder, including the Foreign Corrupt Federal Practices Act, 15 U.S.C. 78dd-1 et/ seq.) of federal, state, local and foreign governmental (and all agencies thereof), except to the extent the failure to comply would not have a Material Adverse Effect, and no Claim or notice has been filed or commenced against any of them alleging any failure to so comply.

4.9          Consents.  The execution, delivery and performance by the Company of this Agreement and the Related Documents and the offer, issuance and sale of the Series D Shares and the Warrants require no consent of, action by or in respect of, or filing with, any Person, Governmental Agency having jurisdiction over the Company or any of its Affiliates that has not been obtained, except filings with the Securities and Exchange Commission required after the execution and delivery of this Agreement.  Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article V hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Series D Shares and the Warrants, (ii) the issuance of the Conversion Shares and Warrant Shares upon due conversion and exercise of the Series D Shares and Warrants, respectively and (iii) the other transactions contemplated by the Related Documents from the provisions of the Rights Plan and any other “poison pill”

arrangement, and any anti-takeover, business combination or control share law or statute binding on the Company Group or to which the Company Group or any of its assets and properties may be subject.

4.10        Disclosure.  This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents (including the Company Reports) furnished or made available to the Purchasers by the Company and each other member of the Company Group in connection with the transactions contemplated under this Agreement and the Related Documents, do not contain any untrue statement of a material fact or, as supplemented by the Company Reports, omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.11        Tangible Assets.  The Company, directly or through a member of the Company Group, owns or leases all tangible assets used in or reasonably necessary for the operation of the business of the Company Group, taken as a whole.

4.12        Owned Real Property.  No member of the Company Group owns any real property.

4.13        Real Property Leases.  There exists no event of default (nor, to the Company’s Knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Material Subsidiary and, to the Company’s Knowledge, with respect to any other party thereto under any agreement pursuant to which the Company or any Material Subsidiary is the lessee or lessor of any real property, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms except for such defaults and defects in enforceability as would not in the aggregate be expected to have a Material Adverse Effect.

4.14        Certificates, Authorities and Permits.  The Company Group possesses adequate certificates, authorities or permits issued by appropriate Governmental Agencies necessary to conduct the business now operated by them, except where the failure to possess the same would not have a Material Adverse Effect, and neither the Company nor any Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.15        Agreements

(a)           Except as expressly contemplated by this Agreement, as disclosed in the Company Reports, or as set forth on Schedule 4.15 as of the Initial Closing Date, no member of the Company Group is a party to or bound by any written or oral:

(i)            contract for the employment or retainer of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or which cannot be terminated without cause and without post-termination liability by providing only reasonable notice at common law;

(ii)           contract under which any member of the Company Group has advanced or loaned any other Person amounts in the aggregate exceeding $200,000;

(iii)          agreement or indenture relating to borrowed money or other Indebtedness (excluding Guarantees) or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company Group;

(iv)          Guarantee of any obligation in excess of $150,000;

(v)           agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(vi)          agreement with a term of more than twelve months which contains executory obligations in excess of $150,000 and which is not terminable by the member of the Company Group party thereto upon 60 days or less notice without penalty;

(vii)         any agreement or arrangement pursuant to which another Person is engaged as a finder, broker, agent or in any other capacity in respect of the sale of Equity Securities or debt securities of the Company or a Company Sale;

(viii)        contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(ix)           any other agreement which is material to its operations and business prospects, involves a consideration in excess of $300,000 annually or the termination of which could result in a Material Adverse Effect; or

(x)            contract, license or permission (i) pursuant to which any Intellectual Property is licensed, transferred or otherwise made available, including on a contingent basis, to any third party (other than non-exclusive, internal use, object code software licenses granted by the Company to an end user customer of the Company in the Ordinary Course of Business pursuant to the Company’s standard form of end user license agreement set forth in Schedule 4.15(a)(x) (“EULAs”)), or (ii) pursuant to which any third party has licensed, transferred or otherwise made available any Intellectual Property, including on a contingent basis, to any member of the Company Group (except for non-exclusive, internal use written software licenses solely under which non-customized software is licensed to the Company solely in executable or object code form, where such software is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the products or services of any Company Group member, and is generally available on standard terms for less than $15,000 (“Shrinkwrap Agreements”)).

(b)           All of the contracts, agreements and instruments required to be set forth on Schedule 4.15 (the “Material Contracts”) and all EULAs and Shrinkwrap Agreements are valid, binding and enforceable in accordance with their respective terms.  Each member of the

Company Group has performed all material obligations required to be performed by it under the contracts to which it is a party and is not in material default under or in material breach of nor has Knowledge of any claim of material default or material breach under any such contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any member of the Company Group under any material contract to which it is a party.  The Company has no Knowledge of any breach or anticipated breach by the other party to any material contract to which it is a party.

(c)           The Purchasers’ special counsel has been given access to a true and correct copy of each Material Contract, or such Material Contract is available in the Company Reports, together with all amendments, waivers or other changes thereto.

4.16        Intellectual Property.  Each member of the Company Group owns and possesses, directly or through another member of the Company Group, free and clear of all Liens (other than nonexclusive licenses granted by a Company Group member to its customers, or distribution rights granted by a Company Group member to persons in the distribution chain, in each case, in the Ordinary Course of Business), all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written agreement set forth in Schedule 4.15(a)(x), all Intellectual Property necessary to the conduct of its business as now conducted and as presently proposed to be conducted (including all right, title and interest in and to the Intellectual Property required to be disclosed in Schedule 4.16, the “Company Intellectual Property”).  To the Knowledge of the Company, no member of the Company Group has infringed, misappropriated or conflicted with, and to the Knowledge of the Company, the conduct of each Company Group member’s business as now conducted and as presently proposed to be conducted will not violate any license (or other agreement concerning Intellectual Property), or infringe, misappropriate or conflict with, any Intellectual Property of any other person or entity.  No Company Group member has received any communications (including demands or offers to license) alleging that a Company Group member has infringed, misappropriated or conflicted with or, by conducting its business, would infringe, misappropriate or conflict with any Intellectual Property of any other person or entity.  To the Knowledge of the Company, there are no facts which indicate a likelihood of any of the foregoing two (2) sentences. There are no claims against any Company Group Member that were either made within the past four (4) years or are presently pending contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property (including any interference, reissue, reexamination, invalidation, cancellation or opposition proceeding), and, to the Knowledge of the Company, there is no basis for any such claim.  To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.  Except as set forth in Schedule 4.16, no loss or expiration (other than, in the case of patents and copyrights, natural expiration at the end of their respective statutory terms) of any Company Intellectual Property is pending, threatened or reasonably foreseeable.  All registered or issued Company Intellectual Property (or applications therefor) is in compliance with applicable formal legal requirements (including, as applicable, timely payment of filing, examination and maintenance fees, and timely filings of proofs of working or use, affidavits of use and incontestability and renewal applications), and is valid and enforceable.  Except as otherwise provided in this Agreement, the transactions contemplated by this Agreement shall not impair the right, title or interest of any Company Group member in and to the Company Intellectual Property and all of the Company Intellectual Property shall be owned or available for use by the Company Group members immediately after the Initial Closing on terms and conditions identical to those under which the Company Group member owned or used the Company Intellectual Property immediately prior to the Initial Closing.  No Company Group Member jointly owns any material Intellectual Property with any third party.  Except as set forth on Schedule 4.16, no source code for any product or service developed, marketed or sold by any Company Group member (a “Company Product”) has been made available or licensed to any Person, and no member of the Company Group is under any obligation (including contingent) to do so.  No Company Group member is subject to any settlement or coexistence agreement that restricts its use of any Intellectual Property owned by or exclusively licensed to such member.  No funding, facilities, or personnel of any Governmental Agency were used, directly or indirectly, to develop any Company Intellectual Property, and no Company Intellectual Property is subject to any “march in” or similar rights.  Each member of the Company Group has complied with, and the performance of this Agreement will comply with, all applicable privacy policies, laws and regulations.  Each Company Group member has and enforces a policy requiring all employees and independent contractors likely to participate in the development or creation of Intellectual Property to execute appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to the Company all of its rights, including all Intellectual Property, in and to all ideas, inventions, processes, works of authorship and other work products that relate to the business of a Company Group member and that, in the case of employees, were conceived, created, authored or developed during the term of such employee’s employment by the Company.  Each Company Group member has and enforces a policy requiring all employees  and independent contractors with access to any confidential information of a Company Group member (or of a third party to which a Company Group member owes a duty of confidentiality) to execute appropriate non-disclosure agreements.  No current or former employee or contractor (including RekSoft) of any Company Group member has any ownership or other rights in or to any Company Intellectual Property.  Schedule 4.16 lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, material unregistered trademarks or service marks, trade names, registered copyrights, material unregistered copyrights, and domain names owned by or exclusively licensed to the Company.  No Company Product is subject to any open source, public source, freeware, shareware, copyleft, community source or similar obligation or condition that could require the disclosure of any source code to any person or entity or otherwise limit the right of any Company Group member to use or distribute any Company Product.  Each Company Group member has taken all commercially reasonable action to establish, maintain, protect, preserve and enforce its rights in the Company Intellectual Property.

4.17        Employees.  Since the Most Recent Balance Sheet Date, no key employees and no group of employees has terminated, or to the Knowledge of the Company, plans to terminate, employment with the Company Group.  The Company Group is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute.  To the Knowledge of the Company, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to the Company Group’s employees.  To the Knowledge of the Company, the Company Group has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees’ employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as would not in the aggregate be expected to have a Material Adverse Effect.

4.18        ERISA; Employee Benefits.  Section 4.18 of the Disclosure Schedules sets forth a complete and correct list of each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other benefit plan, program or arrangement maintained, established, sponsored, contributed or required to be contributed to by any member of the Company Group, or with respect to which the Company Group has any material liability (each a “Plan” and collectively, the “Plans”).  The Company Group does not maintain, contribute to, or have any liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in Section 3(37) of ERISA), and does not otherwise have any current or potential liability under Title IV of ERISA.  No Plan has any unfunded or underfunded liabilities.  Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.  Each of the Plans has been maintained, funded and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code, and any other applicable laws.  The Company Group has no current or potential liability under ERISA or the Code by reason of being considered a single employer under Section 414 of the Code with any Person other than a member of the Company Group.

4.19        Environment, Health and Safety.  Except as set forth on Schedule 4.19:

(a)           Each member of the Company Group has complied and is in compliance in all material respects with all Environmental and Safety Requirements that are applicable to the Company Group’s business, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)           No member of the Company Group has received any written notice, report or other information regarding any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to such member of the Company Group or such member’s facilities and arising under Environmental and Safety Requirements; and

(c)           No member of the Company Group has, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

4.20        Transactions With Affiliates.  Except for Permitted Affiliate Transactions and except as described in the Company Reports, neither the Company nor any of the other members of the Company Group is party to any agreement, arrangement or transaction with any Affiliate which is material to the Company’s and the Company Group’s business, taken as a whole.

4.21        Taxes.  Except as set forth on Schedule 4.21, each of member of the Company Group has filed all Tax Returns which it is required to file under applicable laws.  All such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws in all material respects.  Each member of the Company Group has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they were or are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.  No member of the Company Group has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.  There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group.  Since January 1, 2002, no written Claim has ever been made by a Governmental Agency in a jurisdiction where no member of the Company Group files Tax Returns that any member of the Company Group is or may be subject to Taxation by that jurisdiction.

4.22        Other Investors.  Set forth on Schedule 4.22 is a list of all stockholders of the Company who as of the date hereof and to the Company’s Knowledge, based upon SEC filings of stockholders, after giving effect to the terms hereof, own more than 5% of the fully diluted common equity of the Company and sets forth such percentage ownership.

4.23        Seniority.  No class of equity securities of the Company is senior or, other than the Series B Shares and the Series C Shares, pari passu to, the Series D Shares in right of payment, whether upon liquidation, dissolution or otherwise.

4.24        Investment Company.  The Company is not, and is not controlled by or under common control with an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25        Certain Fees.  Other than (i) the Closing Fee to be paid to ABRY in accordance with Section 10.5, (ii) the CRP Fee to be paid to CRP in accordance with Section 10.5 and (iii) the consent fee in an amount not to exceed $75,000 payable to CRP as the holder of Series B Shares, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement.  No Purchaser shall have any Liability resulting from commitments by the Company Group or its directors, officers or employees with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.  The Company Group shall indemnify and hold harmless each Purchaser, its employees, officers, directors, agents and partners, and their respective affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect to any fees due any other Person with which the Company or its directors, officers or employees has contracted in connection with the transactions contemplated hereby.

4.26        Sarbanes-Oxley Act.  The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the date hereof.

4.27        Listing and Maintenance Requirements Compliance.  The Common Stock was admitted for trading privileges on AMEX on December 28, 2005 and has been traded on AMEX at all time since such date.  The authorization and issuance of the Series D Shares, the Warrants, the Conversion Shares and the Warrant Shares will not violate any listing or maintenance requirement of AMEX.

4.28        No General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.29        No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would cause the offer and/or sale of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, or that would otherwise adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

4.30        Private Placement.  Subject to the accuracy of the representations and warranties of the Purchasers in Article V, the offer and sale of the Series D Shares and the Warrants to the Purchasers as contemplated hereby is exempt from the registration requirements of the Securities Act and is being made pursuant to the exemption afforded by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

4.31        Questionable Payments.  To the Knowledge of the Company, no member of the Company Group nor any of their directors or officers or any other Persons acting on behalf of the Company Group, has on behalf of any member of the Company Group or in connection with their respective businesses: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books and records of the Company Group or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.32        Internal Controls.  The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company Group has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company Group is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company Group’s internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to the Knowledge of the Company, in other factors that could significantly affect the Company Group’s internal controls.  The Company Group maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

4.33        Use of Proceeds.  The Company will use the proceeds from the sale of the Series D Shares and the Warrants hereunder solely (i) to pay the Closing Fee, the CRP Fee and other fees and expenses associated with the transactions contemplated by this Agreement and the Related Documents, (ii) for Permitted Acquisitions and (iii) for working capital and general corporate purposes.

4.34        Customers and Suppliers.

(a)           Schedule 4.34 lists the ten largest customers of the Company Group (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(b)           Since the Most Recent Balance Sheet Date, no material supplier of the Company Group has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company Group, and no customer listed on Schedule 4.34 has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company Group.

4.35        Non-Material Subsidiaries.  To the actual knowledge of the Company (without investigation), the representations and warranties of any Material Subsidiary made in this Article IV are true and complete as applied to each Non-Material Subsidiary.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

5.1          Authorization and Enforceability.  Such Purchaser has full power and authority and has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof.  This Agreement and such other documents and instruments each constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and except as rights to indemnity thereunder may by limited by applicable federal securities laws.

5.2          Government Approvals.  Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

ARTICLE VI
COMPLIANCE WITH SECURITIES LAWS

6.1          Investment Intent of the Purchasers.  Each Purchaser, severally and not jointly, represents and warrants to the Company that it understands that the Series D Shares, the Warrants, the Conversion Shares and the Warrant Shares (collectively, the “Securities”) are “restricted securities” and have not been registered under the Securities Act and such Purchaser is acquiring the Series D Shares and Warrants in the ordinary course of business for its own account, with no present intention of selling or otherwise distributing the same to the public.

6.2          Status of Series D Shares and Warrants.  Each Purchaser has been informed by the Company that the Series D Shares and Warrants have not been registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.  Each Purchaser represents and warrants, severally and not jointly, that it will not, directly or indirectly, offer, sell or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire) any of the Securities except in compliance with the Securities Act, applicable state securities laws and the rules and regulations promulgated thereunder.

6.3          Sophistication and Financial Condition of Purchasers.  Each Purchaser represents and warrants, severally and not jointly, to the Company that it is an “accredited investor” as defined in Regulation D under the Securities Act.  Each Purchaser represents and warrants, severally and not jointly, to the Company that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Series D Shares and the Warrants.  Each Purchaser has received information concerning the Company, including the Company Reports and the risks relating to the Company described in the Company’s Form 10-K filed December 20, 2005 and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006.  The representations set forth in the preceding sentence shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto, nor shall it affect the Company’s indemnification obligations arising under Article IX hereof.

6.4          Transfer of Series D Shares, Warrants and Conversion Shares.

(a)           Each Purchaser has been informed by the Company and hereby agrees that the Securities may be transferred only (i) pursuant to public offerings registered under the Securities Act, (ii) pursuant to Rule 144 promulgated under the Securities Act (or any similar rule then in force), (iii) to an Affiliate of the transferor, or (iv) subject to the conditions set forth in Section 6.4(b), pursuant to any other legally-available means of transfer.

(b)           In connection with any transfer of any Securities (other than a transfer described in Section 6.4(a)(i) or (iii)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel (Kirkland & Ellis LLP or such other counsel which, to the Company’s reasonable satisfaction, is knowledgeable in securities law matters) to the effect that such transfer may be effected without registration of such shares under the Securities Act.  The holder of the Securities being transferred shall not consummate the transfer until (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this Section 6.4 or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Securities shall require registration under the Securities Act.  Promptly upon receipt of any opinion described in clause (ii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Securities being transferred that do not bear the legend set forth in Section 6.4(c).

(c)           Except as provided in Section 6.4(b), until transferred pursuant to clauses (a)(i) or (a)(ii) above, each certificate evidencing the ownership of Series D Shares, Warrants, Conversion Shares or Warrant Shares shall be imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON AUGUST 14, 2006 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW.  THESE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAW.  THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SERIES D CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT DATED AS OF AUGUST 14, 2006 BETWEEN THE ISSUER (THE “COMPANY”) AND THE OTHER PARTIES THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Obligations of ABRY at the Initial Closing.  The obligation of the Purchasers to purchase the Series D Shares and the Warrants to be purchased by such Purchaser at the Initial Closing and/or the Subsequent Closing in accordance with Section 3.1 or Section 3.3, as the case may be, shall be subject to the satisfaction or waiver by such Purchaser of the following conditions precedent on or prior to the date such closing is scheduled to take place in accordance with Section 3.1 or Section 3.3, as applicable:

(a)           the Series D Preferred Stock Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect and shall not have been modified in any manner;

(b)           as of such date there shall be an absence of (i) any general suspension of trading in, or limitation on prices for securities on any national securities or bulletin board exchange or over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement or escalation of a war or material armed hostilities or other international or national calamity involving the United States and having an adverse effect on the functioning of the financial markets in the United States;

(c)           as of the Initial Closing Date, the representations and warranties made by the Company in Article IV hereof shall be true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

(d)           at the Initial Closing, the Company shall have paid the Closing Fee and the Purchaser Expenses to ABRY, in each case as contemplated under Section 10.5 of this Agreement, and, to the extent that CRP has exercised the Purchase Option with respect to all, but not less than all, of the Subsequent D Shares and Subsequent D Warrants, at the Subsequent Closing, the Company shall have paid the CRP Fee;

(e)           the authorization and issuance of the Series D Shares, the Warrants, the Conversion Shares and the Warrant Shares will not violate any listing or maintenance requirements of AMEX;

(f)            the Company shall have received all consents and approvals, including Board of Director, stockholder, Governmental Agency and third party consents or approvals, that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents, including the issuance of the Securities in accordance with the terms of this Agreement and the Related Documents;

(g)           [Intentionally omitted];

(h)           with respect to the Subsequent Closing Date, since the Initial Closing Date, no Material Adverse Effect shall have occurred;

(i)            [Intentionally omitted];

(j)            [Intentionally omitted];

(k)           no stop order or suspension of trading shall have been imposed by the SEC or any other governmental regulatory body with respect to public trading in the Common Stock on AMEX;

(l)            the following documents and items shall have been delivered to the Purchasers at or prior to the Initial Closing or the Subsequent Closing, as the case may be:

(i)            fully executed and delivered Warrants providing for the purchase upon exercise thereof of the Warrant Shares satisfactory in form and substance to ABRY, which Warrants shall be in full force and effect on the Initial Closing Date without further amendment or modification thereto;

(ii)           the written opinion of Dorsey & Whitney LLP, counsel to the Company, dated as of the date of such closing and satisfactory in form and substance to such Purchaser;

(iii)          at the Initial Closing, a counterpart of the First Amendment to Amended and Restated Investor Rights Agreement duly executed and delivered by the Company and each Person required to amend the First Amendment to Amended and Restated Investor Rights Agreement, and, at each Closing, the Amended and Restated Investor Rights Agreement, as amended by the First Amendment thereto, shall be in full force and effect;

(iv)          certificates evidencing ownership of the Series D Shares, duly executed and delivered by the Company;

(v)           a certificate of a duly authorized officer of the Company dated as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, certifying that (A) the closing conditions described in Sections 7.1(a), (b), (c), (e), (f), (h) and (k) have been satisfied and (B) the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things and (x) authorized all of the transactions contemplated by this Agreement and the Related Documents, approved the Related Documents (including the filing of the Series D Preferred Stock Certificate of Designation and the issuance of the Securities);

(vi)          at the Initial Closing, fully executed consent of the holders of the Series C Shares and Series B Shares to the consummation of the transactions contemplated by this Agreement and the Related Documents and the waiver of any pre-emptive or anti-dilution rights such Persons may have in respect of the transactions contemplated by this Agreement and the Related Documents;

(vii)         at the Initial Closing, a fully executed amendment to the Rights Plan satisfactory in form and substance to ABRY, which amendment shall be in full force and effect on the Initial Closing Date without further amendment or modification thereto;

(viii)        [Intentionally omitted]; and

(ix)           with respect to the Initial Closing, such other documents relating to the transactions contemplated hereby as ABRY  may reasonably request.

7.2          Conditions to Obligations of the Company.  The obligation of the Company to sell and issue the Series D Shares and the Warrants to ABRY at the Initial Closing in accordance with Section 3.1 shall be subject to the delivery of the Initial Purchase Price by ABRY accordance with Section 3.1.  The obligation of the Company to sell and issue the Series D Shares and the Warrants to the Subsequent Purchaser at the Subsequent Closing in accordance with Section 3.3 shall be subject to the delivery of the Subsequent Purchase Price by such Purchaser accordance with Section 3.3.

ARTICLE VIII
COVENANTS OF THE COMPANY

8.1          Restricted Actions.  Prior to the conversion of, or redemption of, the Series D Shares (other than with respect to Section 8.1(e) which shall survive the conversion of the Series D Shares and shall terminate on the date that no Securities are outstanding), without the prior written consent of the holders of a majority of the Series D Shares (other than with respect to Section 8.1(e) which shall require the prior written consent of the holders of a majority of the Underlying Common Stock), the Company shall not, nor shall the Company suffer or permit any member of the Company Group to, directly or indirectly:

(a)           use the proceeds from the sale of the Series D Shares and the Warrants hereunder other than (i) to pay the Closing Fee, the CRP Fee and other fees and expenses associated with the transactions contemplated by this Agreement and the Related Documents, (ii) for Permitted Acquisitions and (iii) for working capital and general corporate purposes;

(b)           prior to the third anniversary of the Initial Closing Date, consummate a Company Sale unless the amount of cash consideration and the Market Price (as of the date of receipt) of any other consideration received by the holders of the Underlying Common Stock, in the aggregate, in such Company Sale, plus the aggregate value of any cash hereafter distributed or issued as a dividend or distribution with respect to any of the Securities is equal to 175% of the aggregate amount of capital invested in the Securities;

(c)           incur, create, assume or in any way become liable for any Indebtedness for Borrowed Money, Capital Leases or Guarantees unless at the time of and after giving pro forma effect to such incurrence and the application of proceeds therefrom, the ratio of the Company’s Indebtedness for Borrowed Money to EBITDA would be less than or equal to 2.0 to 1.0.  Solely for purposes of this Section 8.1(c), (x) Indebtedness for Borrowed Money shall mean all obligations of the Company Group for borrowed money which should be classified upon the obligor’s balance sheet as liabilities, the present value of any Capital Leases and the amount of all Guarantees (whether or not required to be reflected on such obligor’s balance sheet as liabilities), in each case as determined in accordance with GAAP, and (y) EBITDA shall mean the net income of the Company Group (including in the “Company Group” for all purposes of this Section 8.1(c)(y), MAI Systems Corporation and its direct and indirect subsidiaries, for the entire period being measured, regardless of whether such period includes time periods preceding the acquisition of MAI Systems Corporation by the Company), (A) adjusted for the elimination of the following items if, and only if, such items shall never require the expenditure of cash by any member of the Company Group: (1) non-cash interest; (2) non-cash employee compensation expense and (3) nonrecurring non-cash charges, (B) minus any extraordinary gains and other non-recurring gains and (C) plus to the extent deducted from net income (1) income tax expense; (2) depreciation and amortization expense and (3) the aggregate cash interest expense of the Company Group paid, payable or accrued for such period, all of which calculations shall be determined in accordance with GAAP based on the consolidated financial statements of the Company Group for the 12 month period ending on the last day of the fiscal quarter for which the most recent financial statements have been delivered to the Purchasers pursuant to Section 8.3; provided, that notwithstanding the foregoing provisions of this Section 8.1(c), (x) the Company may incur Indebtedness under Capital Leases in an amount not to exceed $1,000,000 in the aggregate outstanding at any time, and (y) the Company may incur Indebtedness under that certain Credit Agreement, dated as of the date of this Agreement, by and between the Company, certain Subsidiaries of the Company, the lenders named therein, and Wells Fargo Foothill, Inc., as Arranger and Administrative Agent in effect on the date hereof (the “Senior Facility”) even though the Ratio will exceed 2.0 to 1.0, if such Indebtedness is incurred to finance Permitted Acquisitions or for working capital and general corporate purposes on or after the date of this Amendment and either

(i)            following such incurrence, the aggregate amount of Indebtedness outstanding under the Senior Facility does not exceed $23,000,000; or

(ii)           such Indebtedness under the Senior Facility (A) is incurred at any time during the period beginning on March 31, 2007 and ending on December 31, 2007,  (b) does not exceed $30,000,000 and (c) is incurred when the Company’s EBITDA for the twelve month period ended on the most recently ended fiscal quarter equals or exceeds the Minimum EBITDA Targets set forth opposite the date below that corresponds to the most recently ended fiscal quarter prior to the date of the borrowing:

Date	Minimum EBITDA Target
March 31, 2007	$9,000,000

June 30, 2007	$9,000,000

September 30, 2007	$10,701,744

December 31, 2007	$11,862,744

(d)           from and after the third anniversary of the Initial Closing Date, consummate a Company Sale unless the amount of cash consideration and the Market Price (as of the date of receipt) of any other consideration received by the holders of the Series D Preferred Stock, in the aggregate, in such Company Sale is at least equal to the Series D Redemption Price for all such shares of Series D Preferred Stock;

(e)           enter into any agreement, instrument, arrangement or understanding (or amend or modify the terms of any existing agreement, instrument, arrangement or understanding), which by its terms would restrict the Company’s ability to comply with the terms of this Agreement or any of the Related Documents in any material respect;

(f)            enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “Affiliate Transaction”), other than a Permitted Affiliate Transaction, without the prior consent of the members of the Board of Directors with no interest in such Affiliate Transaction;

(g)           sell, transfer or otherwise dispose of the capital stock of any Subsidiary;

(h)           in the case of any Company Subsidiary, authorize, issue or enter into an agreement providing for the issuance (contingent or otherwise) of any Equity Securities, unless after giving effect to such issuance, such Subsidiary is Wholly-Owned Subsidiary of the Company;

(i)            materially alter its principal line of business as conducted on the Initial Closing Date or engage in any business unless such business is reasonably related to such principal line of business of the Company Group as conducted on the Initial Closing Date;

(j)            complete a Material Acquisition that is not approved by the Board of Directors, including the consent of the Investor Director; or

(k)           with respect to the Company or any Material Subsidiary, make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, or petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Material Subsidiary or of any substantial part of the assets of the Company or any Material Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or approve, consent to or acquiescence in any such petition or application filed, or any such proceeding commenced, by any third party against the Company or any Subsidiary.

8.2          Required Actions.  Prior to the conversion or redemption of all the Series D Shares, each of the Company and each other member of the Company Group shall:

(a)           use its reasonable efforts to maintain at all times, or to reapply for, a valid listing for the Common Stock on a national securities exchange or NASDAQ and as promptly as possible following the listing of the Common Stock on a national securities exchange or NASDAQ, secure the listing of all of the Conversion Shares and Warrant Shares upon such national securities exchange or NASDAQ and maintain such listing of all Conversion Shares and Warrant Shares from time to time issuable under the terms hereof and the Series D Preferred Stock Certificate of Designation and pursuant to the Warrant, and maintain the Common Stock’s authorization for trading on a national securities exchange or quotation on NASDAQ;

(b)           maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(c)           maintain or cause to be maintained with financially sound and reputable insurers (i) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses, and (ii) with respect to the Company only, directors’ and officers’ liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors’ and officers’ liability insurance maintained by the Company as of the Initial Closing Date;

(d)           pay and discharge when due all Tax Liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, are being maintained by the Company;

(e)           at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(f)            maintain, protect and enforce, and not permit the loss, lapse or abandonment of, any Company Intellectual Property (other than in the Ordinary Course of Business with respect to Intellectual Property not material to the business of any Company Group member); provided, however, that the foregoing is not intended to restrict the Company from entering into a pledge of the Company Intellectual Property or selling for value a portion of the Company Intellectual Property, if such activities would otherwise be permitted hereunder);

(g)           comply with all applicable laws, rules and regulations of all Government Agencies, the violation of which could reasonably be expected to have a Material Adverse Effect;

(h)           maintain proper books of record and account which present fairly in all material respects the Company’s financial condition on a consolidated basis and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP;

(i)            reserve and keep available out of the Company’s authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Series D Shares and exercise of the Warrants, such number of shares of Common Stock as are issuable upon the conversion of all outstanding shares of the Series D Shares or exercise of the Warrants.  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes and Liens, other than Liens created by the holder.  The Company shall use commercially reasonable efforts to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance and excluding the filing of any registration statement with the SEC unless the Company is contractually or otherwise required to file any such registration statement); and

(j)            use its best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act).

8.3          Information Rights.  So long as the Purchasers or one or more of their Affiliates hold at least 50% of the number of shares of Common Stock issued or issuable upon conversion of the Series D Shares purchased at the closing, the Company shall furnish to each holder of Underlying Common Stock:

(a)           within 90 days after the end of each fiscal year, its Form 10-K (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act) containing its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or similar qualification relating to the questionable value of assets because of concerns regarding survivability and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company Group on a consolidated basis in accordance with GAAP, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act) containing its consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 30 days after the end of each month, a consolidated balance sheet and related statements of income and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Remedy Event has occurred or any other material breach of a representation, warranty or covenant contained in this Agreement has occurred and, if a Remedy Event or any such breach has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the Most Recent Balance Sheet Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           by no later than September 30 of each fiscal year, a budget and business plan for the immediately succeeding fiscal year in the form approved by the Board of Directors;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any member of the Company Group with the SEC, or any Governmental Agency succeeding to any or all of the functions of the SEC, or with any national securities exchange (including AMEX), or distributed by the Company to its stockholders generally, as the case may be;

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any member of the Company Group, or compliance with the terms of this Agreement or any Related Document, as any Purchaser may reasonably request; and

(h)           by no later than October 31, 2006, a copy of a cost savings plan that has been presented to the Company’s Board of Directors and that presents in substantial detail the Company’s strategy for improving its profit margins.

8.4          Access Rights.  So long as the Purchasers or one or more of their Affiliates hold at least 50% of the number of shares of Common Stock issued or issuable upon conversion of the Series D Shares purchased at the Initial Closing, the Company shall permit each Purchaser, its agents and representatives to have reasonable access to the management personnel, premises, books and records of the Company Group upon reasonable notice during regular business hours.

8.5          Right of First Refusal. Except for the issuance of:

(i)            Series A Shares and rights to acquire common stock issued pursuant to the Rights Plan;

(ii)           options to purchase, and shares of Common Stock, issued pursuant to any employee benefit plan under a reservation existing as of the date of this Agreement or hereafter approved by the Board of Directors, including the Investor Director;

(iii)          Equity Securities issued upon exercise of the Warrant or conversion of the Series B Shares, Series C Shares or Series D Shares;

(iv)          Equity Securities issued pursuant to the exercise or conversion of any other option, warrant, convertible security or right to acquire Equity Securities outstanding as of the date of this Agreement;

(v)           Equity Securities issued and sold in an offering registered under the Securities Act;

(vi)          Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, or a recapitalization;

(vii)         Common Stock or options or warrants to acquire Common Stock, issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transactions approved by the Board of Directors in an aggregate amount not to exceed 1% of the Company’s Fully-Diluted Common Stock as of August 17, 2005;

(viii)        Common Stock or options or warrants to acquire Common Stock, issued in licensing or collaborative arrangements, or in strategic partnerships, to the other party to such arrangement or partnership in connection with the licensing of technology approved by the Board of Directors of the Company  in an aggregate amount not to exceed 1% of the Company’s Fully-Diluted Common Stock as of August 17, 2005;

(ix)           Common Stock or options or warrants to acquire Common Stock issued in connection with any acquisition or merger to the seller in such acquisition or merger that is approved by the Board of Directors (including the Investor Director), provided that such securities are not issued to a stockholder of the Company or any Affiliate thereof (subclauses (i)-(viii) above, an “Exempt Issuance”), if the Company, at any time after the Closing authorizes the issuance or sale of, or proposes to issue or sell, any Equity Securities, the Company shall first offer to sell to each Purchaser holding Series D Shares (solely in such Purchaser’s capacity as a holder of Series D Shares) a portion of such Equity Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock (counting for such purpose only Common Stock issuable upon conversion of the Series D Shares and exercise of the Warrants and excluding any shares of Common Stock issuable to such Purchaser on account of its holding any other Equity Securities) held by such Purchaser by (2) the total number of shares of Common Stock then outstanding immediately prior to such issuance (assuming all Warrants have been exercised for Common Stock and all options and

Common Stock Equivalents have been exercised or exchanged for or converted into Common Stock in accordance with their terms) (“Fully-Diluted Common Stock”).  Each Purchaser shall be entitled to purchase all or any portion of such Equity Securities at the most favorable price and on the most favorable terms as such Equity Securities are to be offered to any other Person.

8.6          Board Representation.

(a)           So long as the Purchasers or one or more of their Affiliates hold at least 20% of the number of shares of Common Stock issued or issuable upon conversion of the Series D Shares, the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings and nominating any individual appointed by the holders of a majority of the number of shares of Common Stock issued or issuable upon conversion of the Series D Shares to the Board of Directors and recommending the election of such individual to the Board of Directors), to cause the Investor Director to be elected to serve as a member of the Board of Directors.  The Company shall at all times maintain a Compensation Committee and an Audit Committee of its Board of Directors.

(b)           At such time as the appointment rights in Section 8.6(a) would apply and the Investor Director is not a member of the Board of Directors as provided in this Agreement, the Company shall permit the Requisite Purchasers to appoint one observer attend each meeting of the Board of Directors and any committee thereof.  The Company will send to any such observer notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors or committee members, as the case may be; provided, however, that each such observer shall always receive at least three (3) days’ prior notice of any meeting.  The Company shall also provide to such observer copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the Board of Directors or committees.  The Company shall reimburse each such observer for all reasonable costs incurred by the observer.

(c)           Notwithstanding the foregoing, a majority of the Board of Directors shall have the right to exclude the Investor Director, or the observer permitted to be in attendance at each meeting of the Board of Directors pursuant to Section 8.6(b) hereof, from portions of meetings of the Board of Directors (or meetings of committees thereof) or omit to provide the observer with certain information if such majority of the Board of Directors believes in good faith, based on the advice of the Company’s outside counsel, that such exclusion or omission is necessary to avoid a conflict of interest or to prevent a breach of attorney-client privilege; provided, that the Investor Director and the observer shall not be so excluded or withheld information unless all other persons whose presence at a meeting or receipt of such materials would result in a conflict of interest or a breach of attorney-client privilege are also excluded or withheld information.

8.7          Appointment Right.

(a)           From and after the earlier of (x) August 17, 2012 and (y) the occurrence of a Remedy Event, so long as any Series D Shares remain outstanding and so long as any accrued and unpaid dividends remain outstanding in respect thereof, with respect to Section 8.7(a)(y)

such Remedy Event has not been cured by the Company within (i) 30 days of the occurrence of a Compliance Remedy Event and (ii) 10 days following the occurrence of a Payment Remedy Event or a Redemption Notice has not been delivered by the Company in accordance with the terms of the Series D Preferred Stock Certificate of Designation, the Requisite Purchasers shall have the right to cause the Company to retain an investment banker to identify and advise the Company regarding opportunities for a Company Sale and participate on the Company’s behalf in negotiations for, and to assist the Company in conducting, such Company Sale (the “Appointment Right”), the consummation of which shall be subject to the Requisite Purchasers’ consent.  To exercise their Appointment Right, the Requisite Purchasers shall give prompt written notice to the Company (the “Appointment Notice”) of their intention to cause, to the extent consistent with Section 8.7(c), a Company Sale, which Appointment Notice shall identify three investment banks chosen by the Requisite Purchasers to conduct such Company Sale.  Within thirty (30) days of the Company’s receipt of the Appointment Notice, the Company shall retain one of the investment banks (the “Investment Bank”) identified by the Requisite Purchasers in the Appointment Notice to investigate the advisability of, solicit interest in and, to the extent consistent with Section 8.7(c), negotiate for an orderly Company Sale with the objective of achieving the highest practicable value for the Company’s stockholders within a reasonable period of time.  The Company shall cause its Board of Directors and officers to (i) cooperate with the Investment Bank in accordance with the procedures established by the Investment Bank and the Board of Directors of the Company, to solicit interest in an orderly Company Sale, (ii) use their reasonable efforts, consistent with their fiduciary obligations, to reach an agreement on the optimum structure and the terms and conditions for a Company Sale (including whether such Company Sale will be consummated by merger, sale of assets or sale of capital stock) and (iii) retain independent legal counsel, which shall be chosen by the Board of Directors but shall be acceptable to the Requisite Purchasers (“Company Counsel”), to advise the Company on such Company Sale.  The Company shall pay all fees and expenses incurred in connection with the Company Sale, including all fees and expenses of the Investment Bank, the Company Counsel and one law firm retained by the Requisite Purchasers in connection with the investigation, documentation, negotiation and consummation of the Company Sale.   Notwithstanding the foregoing, the Company shall not be required to reimburse the Purchasers for any legal fees or expenses incurred in connection with any judicial proceeding primarily arising as a result of the consummation of the Company Sale contemplated by this Section 8.7 in which the Purchasers and the Company are adversaries.

(b)           In furtherance of the foregoing and to the extent consistent with Section 8.7(c), the Company shall (i) take all necessary or desirable actions reasonably requested by the Requisite Purchasers or the Investment Bank in connection with the consummation of the Company Sale and (ii) make any representations, warranties, indemnities and agreements reasonably requested by the Requisite Purchasers and take such other actions as the Requisite Purchasers may reasonably request in connection with such Company Sale.

(c)           The Purchasers acknowledge the fiduciary obligations of the Board of Directors in considering, negotiating, approving and recommending to stockholders, any transaction that would result in a Company Sale and acknowledge that such fiduciary obligations require that the Board of Directors act on an informed basis to secure the best value reasonably available to the Company’s stockholders under the circumstances.  The Purchasers acknowledge that, although the Company shall be obligated to cause its Board of Directors to retain an

Investment Bank pursuant to this Section 8.7 and use its best efforts to assist the Investment Bank in (i) investigating the advisability of a Company Sale and (ii) soliciting interest in and negotiating the terms of a Company Sale, the Board of Directors shall be under no obligation or compulsion to approve or recommend any Company Sale and may reject any or all offers with respect to any such potential Company Sale, if, in the exercise of its fiduciary obligations, the Board of Directors reasonably determines that the same is not in the best interest of, or fair to, the stockholders of the Company (a “Rejected Sale”).  In the event of a Rejected Sale, the Board of Directors shall give the Purchasers prompt (and in any event within 5 days) written notice thereof, which notice shall further specify in reasonable detail each reason or reasons that formed the basis for the Board of Director’s determination that such Rejected Sale was not in the best interest of, or fair to, the stockholders of the Company.

(d)           Immediately upon the occurrence of any additional Remedy Event (or the continuation of any then-existing Remedy Event), and provided that the Requisite Purchasers have not delivered an Appointment Notice within 12 months prior to the delivery of the Appointment Notice for such new or then-existing Remedy Event, the Requisite Purchasers shall have the right to deliver an Appointment Notice to the Company.  In the event that the Requisite Purchasers deliver an Appointment Notice that does not result in a Company Sale, and the Remedy Event that gave rise to such Appointment Event has not been cured within twelve months from the date of the original Appointment Notice, the Requisite Purchasers may deliver additional Appointment Notice(s) any time following twelve months after delivery of any prior Appointment Notice.  At any time within ninety (90) days following delivery of an Appointment Notice (the “Redemption Period”), the Company may elect by delivery of a Redemption Notice (as defined in the Series D Preferred Stock Certificate of Designation) to the Purchasers, to redeem (subject to each Purchaser’s right to convert to Common Stock pursuant to Section 6 of the Series D Preferred Stock Certificate of Designation) all, but not less than all, of the shares of Series D Preferred Stock then outstanding in accordance with the terms of Section 4A of the Series D Preferred Stock Certificate of Designation and following the redemption of all such shares of Series D Preferred Stock in accordance with the Series D Preferred Stock Certificate of Designation the Company shall no longer be required to comply with the provisions of this Section 8.7.

(e)           Nothing in this Section 8.7, or in the definition of Remedy Event, shall limit or imply limitation of any other remedy, at law or in equity, available to the Purchasers under this Agreement or the Related Documents or otherwise, for breach of any provision of this Agreement, the Series D Preferred Stock Certificate of Designation, or any Related Document.

8.8          Default Dividends.  (a) If the Senior Facility is outstanding, from and after the date on which the Company fails to pay in full any dividends, Series D Liquidation Preference or Series D Redemption Price to the holders of the Series D Preferred Stock as and when due and in the form required to be paid hereunder or under the Series D Preferred Stock Certificate of Designation through the end of the fiscal quarter in which such dividend, Series D Liquidation Preference or Series D Redemption Price payment is made and (b) if the Senior Facility is no longer outstanding, from and after the beginning of the fiscal quarter in which a Remedy Event occurs until the end of the fiscal quarter in which the Remedy Event is cured, in each case the dividend rate on the Series D Preferred Stock shall be increased in accordance with the Series D Preferred Stock Certificate of Designation.

8.9          Rights Plan.  The Company shall cause the Rights Agent (as defined in the Rights Plan) to deliver Rights Certificates (as defined in the Rights Plan) to the holders of Underlying Common Stock if Rights Certificates are or have been delivered to other holders of Common Stock.  The Company shall not amend the Rights Plan in any manner which could cause any Purchaser to become an “Acquiring Person” thereunder as a result of the consummation of the transactions contemplated by this Agreement and the exercise of such Purchaser of its rights hereunder, without the prior written consent of the holders of a majority of the Underlying Common Stock.

8.10        Confidentiality.  Each Purchaser agrees that such Purchaser will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from any member of the Company Group pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.10 by the Purchaser), (ii) is or has been independently developed or conceived by the Purchaser without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Purchaser may disclose confidential information to its limited partners and advisory board, and attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or as may otherwise be required by law.

ARTICLE IX
INDEMNIFICATION

9.1          Survival and Indemnification.  The representations and warranties of the Purchasers and the Company contained herein shall survive for a period of eighteen months following Initial Closing (the “Survival Period”).  In consideration of the Purchasers’ execution and delivery of this Agreement and acquiring the Series D Shares and Warrants hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall, and shall cause the Company Group to, defend, protect, indemnify and hold harmless the Purchasers and all of their Affiliates, officers, managers, advisors, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all Claims, losses, costs, penalties, fees, Liabilities, damages and expenses (including costs of suit and all reasonable attorneys’ fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) or other liabilities, losses, or diminution in value (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty contained in this Agreement or in any Related Document, (ii) the breach of any promise, agreement or covenant contained in this Agreement or in any Related Document, or (iii) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees.  The Company shall, and shall cause the Company Group to, reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall, and shall cause the Company Group to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling Person of such Indemnitee and will survive the transfer of Securities.

ARTICLE X
GENERAL PROVISIONS

10.1        Public Announcements.  Neither the Purchasers nor the Company shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law or the rules of any exchange on which the Company’s securities may be listed or any inter-dealer quotation system in which the Company’s securities may be authorized to be quoted.  The Company and the Requisite Purchasers shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby; provided, that the Purchasers acknowledge that the Company intends to issue a press release announcing the transactions contemplated by this Agreement as soon as possible after the Initial Closing, and that the Company shall file a Form 8-K describing the transaction, and filing this Agreement and the Related Documents as exhibits, within four business days of the Initial Closing Date.

10.2        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Securities.  This Agreement shall not be assignable by the Company without the prior written consent of the other parties hereto.

10.3        Entire Agreement.  This Agreement, the Related Documents and each other writing referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

10.4        Notices.  All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient.  Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

To the Company, to:

SoftBrands, Inc.

Two Meridian Crossings

Suite 800

Minneapolis, MN 55423

Attention: Gregg A. Waldon

Facsimile:  (612) 851-1901

With a copy, which shall not constitute notice to the Company, to:

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, MN 55402

Attention:  Tom Martin, Esq.

Facsimile No.:  (612) 340-7800

To the Purchasers, to:

The addresses set forth on Schedule I hereto

or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

10.5        Purchasers’ Fees and Expenses.  On the Initial Closing Date, in consideration for the services ABRY performed in structuring and arranging the transactions contemplated by this Agreement and the Related Documents, the Company will pay to ABRY Mezzanine Partners L.P. (or its Affiliate) a transaction fee equal to $250,000 in connection with the purchase and sale of the Preferred Stock and Warrants hereunder (the “Closing Fee”), by wire transfer of immediately available funds to an account indicated to the Company by ABRY.  In addition, the Company shall reimburse ABRY for (i) the reasonable fees and expenses of Kirkland & Ellis LLP incurred by Purchasers in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents and (ii) all other reasonable fees and out-of-pocket expenses incurred by ABRY in connection with the transactions contemplated hereunder (collectively, “Purchaser Expenses”).  After the Initial Closing Date, the Company agrees to reimburse the Purchasers for all fees and expenses (including legal fees of Kirkland & Ellis LLP) incurred in connection with any future amendment to, waiver of or the enforcement by the Purchasers of any of their rights arising under this Agreement or any of the Related Documents, or in connection with the review of the Company’s proxy statement for any meeting of the Company’s stockholders.  If CRP exercises the Purchase Option with respect to all, but not less than all, of the Subsequent D Shares and Subsequent D Warrants, at the Subsequent Closing, the Company hereby agrees to (i) pay CRP a transaction fee equal to $20,000 (the “CRP Fee”) by wire transfer of immediately available funds to an account indicated to the Company by CRP and (ii) to reimburse CRP for the reasonable fees and expenses of Choate, Hall & Stewart incurred in connection therewith.

10.6        Amendment and Waiver.  No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and the holders of a majority of the Underlying Common Stock outstanding at the time such amendment or waiver is proposed; provided, that the amendment or waiver of any provision of this Agreement that disproportionately affects the rights of any Purchaser in an adverse manner relative to any other Purchaser shall require the consent of such adversely affected Purchaser.  No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

10.7        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.  Any party hereto may execute this Agreement by facsimile signature and the other parties hereto will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

10.8        Headings; Construction.  The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement or any Related Document.

10.9        Specific Performance.  The Company, on the one hand, and the Purchasers, on the other hand, acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement.  It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

10.10      Remedies Cumulative.  Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

10.11      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

10.12      JURISDICTION, WAIVER OF JURY TRIAL, ETC.

(a)           EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SERIES D SHARES, WARRANTS, CONVERSION SHARES OR WARRANT SHARES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF

IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10.4, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)           EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE SERIES D SHARES, WARRANTS, CONVERSION SHARES OR WARRANT SHARES OR ANY OF THE RELATED DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE PURCHASERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

10.13      No Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

10.14      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.15      Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

10.16      Consideration for Preferred Stock and Warrants.  Each of the Purchasers and the Company acknowledge and agree that (i) (A) the fair market value of the Warrants purchased at the Initial Closing shall equal $166,000, and (B) the fair market value of any shares of Preferred Stock issued at Initial Closing hereunder is the aggregate Liquidation Value for the shares of Preferred Stock issued at the Initial Closing minus the aggregate value of the Warrants issued at the Initial Closing and (ii) (A) the fair market value of the Warrants purchased at the Subsequent Closing shall equal $34,000, and (iii) the fair market value of any shares of Preferred Stock issued at the Subsequent Closing hereunder is the aggregate Liquidation Value for the shares of Preferred Stock issued at the Subsequent Closing minus the aggregate value of the Warrants issued at the Subsequent Closing.  Each Purchaser and the Company shall file their respective federal, state and local Tax returns in a manner which is consistent with such valuation and allocation and shall not take any contrary position with any Taxing authority.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Series D Convertible Preferred Stock and Warrant Purchase Agreement as of the date first above written.

SOFTBRANDS, INC.

By:	/s/ GREGG A. WALDON
Name: Gregg A. Waldon
Title: CFO

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
Its General Partner

By:	ABRY MEZZANINE HOLDINGS LLC,
Its General Partner

By:	/s/ JOHN HUNT
Name: John Hunt
Title: Partner

solely for the purpose of Section 3.2 hereof,

CAPITAL RESOURCE PARTNERS IV, L.P.,

By:	CRP PARTNERS IV, L.L.C.,
its General Partner

By:	/s/ ALEXANDER MCGRATH
Name: Alexander McGrath
Title: Managing Member